Exhibit 99.1
Zosano Pharma Reports Third Quarter 2019 Financial Results and Provides Corporate Update

Conference call scheduled for 1:30 pm PT today

FREMONT, Calif., November 14, 2019 -- Zosano Pharma Corporation (NASDAQ:ZSAN), a clinical-stage biopharmaceutical company, today announced financial results for the third quarter ended September 30, 2019, as well as recent business highlights.

"These next twelve months will be transformational for Zosano,” said Steven Lo, president and CEO of Zosano. “We are finalizing our New Drug Application for Qtrypta for the acute treatment of migraine, which we expect to file with the FDA by the end of the year. If approved, Qtrypta would be the first transdermal therapy for migraine, and we believe would represent a significant advance in the treatment options available to patients. Our extensive clinical data demonstrate that Qtrypta provides fast-acting and sustained pain freedom with less of the side effects typically experienced with other therapies in this class. Given the debilitating and prevalent nature of migraines, we are inspired by the need to better serve these patients.”

Recent Business Highlights

•	Appointed Steven Lo, who brings over 25 years of large pharmaceutical and small biotech executive and commercial experience, as President and Chief Executive Officer of Zosano

•	Completed pre-NDA meetings with the FDA for the acute treatment of migraine with Qtrypta. NDA filing on track for submission in December 2019

•	Began enrolling patients in the Phase 2/3 clinical study evaluating the efficacy of C213 for the acute treatment of cluster headache

•	Appointed Dushyant Pathak, Ph.D., who has a proven track record of executing value-generating strategic alliances, as senior vice president of business development

•	Presented multiple positive datasets from the Qtrypta™ long-term safety study at the Congress of the International Headache Society

Financial Results for the Third Quarter Ended September 30, 2019
Zosano reported a net loss for the third quarter of 2019 of $9.9 million, or $0.55 per share on a basic and diluted basis, compared with a net loss of $8.2 million, or $0.68 per share on a basic and diluted basis, for the same quarter in 2018.

Research and development expenses for the third quarter of 2019 were $6.5 million, compared with $5.9 million for the same quarter in 2018. The increase of $0.6 million was mainly due to the scale up and technology transfer to Zosano’s contract manufacturers, and higher compensation costs, which was offset by lower clinical trial costs.

General and administrative (G&A) expenses for the third quarter of 2019 were $3.1 million, compared with $2.4 million in 2018. The increase of $0.7 million was mainly due to consulting and costs in preparation for commercialization.

As of September 30, 2019, cash, cash equivalents and marketable securities were $6.5 million, compared with $23.0 million as of December 31, 2018.

Conference Call Information
Zosano will host a conference call and live audio webcast this afternoon at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss third quarter 2019 financial results and provide a corporate update.

The live call may be accessed by dialing (844) 379-5311 for domestic callers or (209) 905-5963 for international callers. The conference ID number is 5284737. A live webcast of the call can be accessed online from the investor relations section of the Zosano website at http://ir.zosanopharma.com/events.cfm and will be archived there for 30 days.

About Zosano Pharma
Zosano Pharma Corporation is a clinical stage biopharmaceutical company focused on developing products where rapid administration of established molecules with known safety and efficacy profiles provides an increased benefit to patients, for markets where patients remain underserved by existing therapies. The company’s Adhesive Dermally-Applied Microarray (ADAM) technology consists of titanium microneedles coated with drug that can enable rapid systemic administration of therapeutics to patients. Zosano’s lead product candidate is QtryptaTM (M207), which is a proprietary formulation of zolmitriptan delivered via ADAM technology, as an acute treatment for migraine. The company is preparing to submit a New Drug Application (NDA) to the Food and Drug Administration for Qtrypta. The Company anticipates that many of its current and future development programs may enable the Company to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization. Learn more at www.zosanopharma.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding the expected timing of a New Drug Application for Qtrypta (M207) and other future events and expectations. Readers are urged to consider statements that include the words "may," "will," "would," "could," "should," "might," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," "unaudited," "approximately" or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict, and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading "Risk Factors" in the Company's most recent quarterly report on Form 10-Q. Although Zosano believes that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:
Greg Kitchener
Chief Financial Officer
510-745-1200

PR Contacts:
Sylvia Wheeler or Alexandra Santos
swheeler@wheelhouselsa.com or asantos@wheelhouselsa.com

ZOSANO PHARMA CORPORATION
CONDENSED BALANCE SHEETS
(in thousands, except par value and share amounts)

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,492	$9,140
Marketable securities at fair value	—	13,862
Prepaid expenses and other current assets	779	358
Total current assets	7,271	23,360
Restricted cash	455	455
Property and equipment, net	22,936	11,916
Operating lease right-of-use assets	5,985	—
Other long-term assets	21	49
Total assets	$36,668	$35,780
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,811	$4,450
Accrued compensation	1,836	2,092
Build-to-suit obligation, current portion	3,917	2,326
Operating lease liabilities, current portion	1,096	—
Other accrued liabilities	3,466	2,419
Total current liabilities	14,126	11,287
Build-to-suit obligation, long-term portion, net of debt issuance costs and discount	5,907	4,478
Operating lease liabilities, long-term portion	6,236	—
Other liabilities	20	18
Deferred rent	—	1,287
Total liabilities	26,289	17,070
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of September 30, 2019 and December 31, 2018	—	—
Common stock, $0.0001 par value; 250,000,000 shares authorized; 18,230,803 and 11,973,039 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	2	1
Additional paid-in capital	300,258	279,946
Accumulated deficit	(289,881)	(261,232)
Accumulated other comprehensive loss	—	(5)
Total stockholders’ equity	10,379	18,710
Total liabilities and stockholders’ equity	$36,668	$35,780

ZOSANO PHARMA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,
	2019	2018
Revenue	$—	$—
Operating expenses:
Research and development	6,486	5,899
General and administrative	3,071	2,353
Total operating expenses	9,557	8,252
Loss from operations	(9,557)	(8,252)
Other income (expense):
Interest income	41	153
Interest expense	(281)	(79)
Other income (expense), net	(66)	9
Loss before provision for income taxes	(9,863)	(8,169)
Provision for income taxes	—	—
Net loss	$(9,863)	$(8,169)
Unrealized gain on marketable securities, net of tax	—	—
Comprehensive loss	$(9,863)	$(8,169)

Net loss per common share – basic and diluted	$(0.55)	$(0.68)
Weighted-average shares used in computing net loss per common share – basic and diluted	17,832,092	11,973,039